Exhibit 10.1

FIRST AMENDMENT TO THE
FACILITIES, SUPPORT SERVICES, AND BUSINESS AGREEMENT

This FIRST AMENDMENT TO THE FACILITIES, SUPPORT SERVICES and business AGREEMENT dated as of July 1, 2013 (this “Amendment”) between Tecogen Inc., a Delaware corporation (“Tecogen”), and American DG Energy Inc., a Delaware corporation (“ADG Energy”).

WHEREAS, Tecogen and ADG Energy are parties to a Facilities, Support Services and Business Agreement, dated July 1, 2013 (the “Agreement”);

WHEREAS, Section 2 of the Agreement provides that the term of the Agreement will expire one year from July 1, 2013 and that the Agreement is renewable annually upon mutual written agreement.

WHEREAS, Tecogen and ADG Energy wish to renew the Agreement for a period of one year; and

WHEREAS, Tecogen and ADG Energy wish to amend the Agreement as further provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.Renewal. That the Agreement be, and hereby is, renewed for a period of one year beginning on July 1, 2013.

2.Section 1(a) of the Agreement is hereby replaced in its entirety to read as follows:

(a) Office Space. Approximately 3,282 allocated square feet of space in Tecogen's offices located at 45 First Avenue, Waltham, Massachusetts 02451 (the “Building”), which shall include nine (9) offices, a shared conference room and manufacturing space. Tecogen will also provide ADG Energy with water, sewer, electrical, and other utility services, heating, ventilation and air-conditioning, and cleaning and janitorial services. Tecogen may change the space in the Building occupied by ADG Energy from time to time during the term of this Agreement. Tecogen will provide such space and services at a flat rate of $6,495.00 per month through December 31, 2013. If additional space is provided, this flat fee will increase at an agreed upon rate. Copy machine usage, office supplies, and shipping, secretarial & receptionist services, Internet service, telephone support and IT support are not included in the monthly rate and will be billed separately.

3.The word “calendar” is hereby inserted immediately prior to the word “year” in the first sentence of Section 1(f) of the Agreement.

4.The following sentence is hereby inserted as the last sentence of Section 1(g) of the Agreement: Representation rights may be terminated by either party upon 60 days' notice, without cause.

5.This Amendment shall be effective as of the day and year first above written.  Except as amended hereby, and as so amended, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6.This Amendment shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws principles thereof.

7.This Amendment may be executed in separate counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Facilities and Support Services Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the effective day first above written.

TECOGEN INC. By: /s/ Bonnie J. Brown Name:Bonnie J. Brown Title:Chief Financial Officer	AMERICAN DG ENERGY INC. By: /s/ Anthony S. Loumidis Name:Anthony S. Loumidis Title:Chief Financial Officer